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EXHIBIT 10.2

 [HOT TOPIC TORRID LOGO]
everything about the music




May 13, 2004




Mr. Thomas A. Beauchamp
584 Frogtown Road
New Canaan, Connecticut 06840

RE: Employment Terms

Dear Tom,

Hot Topic, Inc. (the "Company") is pleased to offer you the position of Senior Vice President and Chief Technology Officer, pursuant to the terms of this letter agreement ("Agreement") and the attached offer of employment.

1.        DUTIES

You will be expected to perform various duties consistent with your position. You will report to the Company's Chief Executive Officer ("CEO"), unless otherwise assigned by the Company. You will work at our facility located in City of Industry; however, some travel may be required in carrying out the course of your duties.

2.        BASE SALARY AND BENEFITS

Your annualized base salary will be $250,000 per year, paid bi-weekly, less payroll deductions and all required withholdings. Your base salary will be subject to annual review. Upon meeting each plan's eligibility requirements, you will be able to elect to participate in the following standard Company benefits: medical, dental, life, vision, short- and long-term disability insurance, vacation, holidays, 401(k) Plan and the Employee Stock Purchase Plan. Details about these benefit plans are available for your review. The Company may modify its benefits plans from time to time, as it deems necessary.



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Mr. Thomas A. Beauchamp
May 13, 2004
Page 2


3.       BONUS

In addition to your base salary, you will be eligible to earn an annual performance bonus ("Bonus") pursuant to the Company's EPS Plan, as approved by the Board of Directors. Your target Bonus under the Plan will be fifty-percent (50%) of your base salary based upon achievement of the goals set forth in the Plan. Assuming continuous employment, the Bonus will be awarded in the first quarter of the Company's fiscal year. You must be employed on the date the Bonus is awarded to be eligible for the Bonus. Your bonus for the current fiscal year will be prorated based on your actual days of employment during the fiscal year. You will not be eligible for any bonus payout in the event your employment is terminated with or without Cause (as defined below) prior to the date on which the Bonus is awarded.

4.       AUTOMOBILE ALLOWANCE

The Company will pay for you to have a Company leased automobile of your choice, provided that the value of the automobile does not exceed $60,000. The Company will also reimburse you for expenses including gas, insurance and maintenance for the automobile.

5.       STOCK OPTIONS

Upon commencement of employment and subject to approval of the Company's Board of Directors, you will be granted an Incentive Stock Option under the Company's 1996 Equity Incentive Plan to purchase 50,000 shares of the Company's Common Stock (the "Stock Option"). The Stock Option will be governed by and granted pursuant to a separate Stock Option Agreement. The exercise price per share of the Stock Option will be equal to the fair market value of the Common Stock established on the date of grant, subject to approval by the Board of Directors. The Stock Option will be subject to vesting over four (4) years so long as you continue to be employed with the Company, according to the following schedule: twenty-five percent (25%) of the shares subject to the Stock Option will vest on the last day of the twelfth full calendar month of your employment after the date of grant and the remaining shares subject to the Stock Option will vest in equal installments at the end of each monthly period thereafter for three (3) years.

If you have questions regarding the tax implications of the Stock Option or any part of your compensation package, please consult with your own tax advisor.

6.       TERMINATION

The Company may terminate your employment at any time and for any or no reason, with or without Cause (as defined herein) or advance notice, by giving written notice of such termination. Similarly, you may terminate your employment with the Company at any time at your election, in your sole discretion, for any or no reason upon two weeks notice to the Company during which time you shall provide reasonable transition assistance to the Company.

                                       2.


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Mr. Thomas A. Beauchamp
May 13, 2004
Page 3


The Company reserves the right to ask you to expedite your resignation date and to leave prior to the end of the two weeks notice period. The at-will nature of your employment relationship may not be modified except by a written agreement with the Chief Executive Officer of the Company.

If the Company terminates your employment without Cause (as defined herein), then upon your furnishing to the Company an executed release and waiver of all claims you shall be entitled to receive severance payments in the form of continuation of your base salary and medical insurance benefits that are in effect at the time of your termination, subject to standard payroll deductions and withholdings, for six (6) months (the "Severance Period"). If you voluntarily resign or your employment is terminated for Cause (as defined herein), all compensation and benefits will cease immediately and you will receive no additional payments from the Company other than your accrued base salary and accrued and unused vacation benefits earned through the date of your termination.

For purposes of this Agreement, "Cause" shall mean (i) willful misconduct by you, including, but not limited to, dishonesty which materially and adversely reflects upon your ability to perform your duties for the Company, (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony, (iii) fraud, embezzlement or theft against the Company, (iv) a material breach by you of any material provision of any employment contract, assignment of inventions, confidentiality and/or nondisclosure agreement between you and the Company, or (v) your willful and habitual failure to attend to your duties as assigned by the CEO of the Company, after written notice to you and no less than a 90-day period to cure such failure provided such failure to perform is subject to cure with the passage of time.

7.       CHANGE OF CONTROL

Following a Change in Control (as defined herein) the vesting of your Stock Options will be immediately accelerated such that one hundred percent (100%) of the Stock Options shall be vested and exercisable. For purposes of this Agreement, Change of Control is defined as follows: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; (iii) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors.

                                       3.


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Mr. Thomas A. Beauchamp
May 13, 2004
Page 4


8.       COMPANY POLICY

As a Company employee, you will be expected to abide by Company rules and regulations and acknowledge in writing that you have read the Company's Employee Handbook that will govern the terms and conditions of your employment. The Company's Employee Handbook may be modified from time to time at the sole discretion of the Company.

9.       PROPRIETARY INFORMATION AGREEMENT

As a condition of employment, you will be required to sign and comply with the attached Proprietary Information Agreement attached hereto as Exhibit B, which prohibits unauthorized use or disclosure of the Company's proprietary information, among other things.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

10.      ENTIRE AGREEMENT

This Agreement, together with Exhibits attached hereto and the stock option documents referred to herein, forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written.

11.      GOVERNING LAW

This Agreement will be governed by and construed according to the laws of the State of California. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in Los Angeles, California for any lawsuit filed there against you by the Company arising from or related to this Agreement. IN the event of any litigation arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to receive his or its damages, court costs, and all out-of-pocket expenses, including attorneys' fees. Such recovery shall include court costs, out-of-pocket expenses, and attorneys' fees on appeal, if any.

                                       4.


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Mr. Thomas A. Beauchamp
May 13, 2004
Page 5


12.      SUCCESSORS AND ASSIGNS

This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States.


Sincerely,


/S/ BETSY MCLAUGHLIN
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Betsy McLaughlin
Chief Executive Officer



Accepted:



/S/ THOMAS A. BEAUCHAMP
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Thomas A. Beauchamp

5/17/2004
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Date

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